     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 1, 1999
                             REGISTRATION NO. 333--


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          HOMECOM COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       DELAWARE                                         58-2153309
(STATE OF INCORPORATION)                   (I.R.S. EMPLOYER IDENTIFICATION NO.)

                             BUILDING 14, SUITE 100
                               3535 PIEDMONT ROAD
                             ATLANTA, GEORGIA 30305
                                 (404) 237-4646

                   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                         NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   HARVEY SAX
                             CHIEF EXECUTIVE OFFICER
                          HOMECOM COMMUNICATIONS, INC.
                             BUILDING 14, SUITE 100
                             ATLANTA, GEORGIA 30305
                                 (404) 237-4646

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                                   COPIES TO:
                                 RAYMOND L. MOSS
                           SIMS MOSS KLINE & DAVIS LLP
                      400 NORTHPARK TOWN CENTER, SUITE 310
                            1000 ABERNATHY ROAD, N.E.
                             ATLANTA, GEORGIA 30328
                                 (770) 481-7200

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement until March _____, 2001, or until such earlier time that all of the shares registered hereunder have been sold.

         If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
   Title of each class of               Amount         Proposed maximum offering        Proposed maximum
 securities to be registered             to be                    price                      aggregate              Amount of
                                     registered (1)             per share               offering price (2)      registration fee
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.0001  per  share...........       626,087 shares             $5.09375                   $3,189,131               $886.57
--------------------------------------------------------------------------------------------------------------------------------

(1) The shares of common stock set forth in the Calculation of Registration Fee Table, and which may be offered pursuant to this Registration Statement, includes, pursuant to Rule 416 of the Securities Act of 1933, as amended, such additional number of shares of the Registrant's common stock that may become issuable as a result of any stock splits, stock dividends or similar event.

(2) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Company's common stock as reported on the Nasdaq SmallCap Market(TM) on February 23, 1999, in accordance with Rule 457 under the Securities Act of 1933.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS
                SUBJECT TO COMPLETION, DATED FEBRUARY _____, 1999

                          HOMECOM COMMUNICATIONS, INC.

                         626,087 SHARES OF COMMON STOCK

     THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" REFERENCED ON PAGE ____ IN DETERMINING WHETHER TO PURCHASE THE HOMECOM COMMUNICATIONS, INC. COMMON STOCK.



     These shares of common stock are being offered by certain selling shareholders identified in this Prospectus. We will issue the shares to the selling shareholders in connection with the closing of the acquisition of FIMI Securities, Inc., All Things Financial, Inc., First Institutional Marketing, Inc., and Premier Financial Services, Inc. in March 1999 (the "FIMI Companies"). Upon receipt of the shares, subject to certain contractual restrictions on the amount that can be resold at any one time and applicable securities laws, the selling shareholders may sell these shares from time to time on the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page _____. We will not receive any portion of the proceeds from the sale of these shares.

     Each of the selling shareholders may be deemed to be an "Underwriter," as such term is defined in the Securities Act of 1933, as amended.

     HomeCom Communications, Inc.'s common stock is quoted on the Nasdaq SmallCap Market(TM) under the symbol "HCOM."

     On February 23, 1999, the last sale price of the common stock on the Nasdaq SmallCap Market(TM) was $5.375 per share.

==============================================================================================================
                                     PRICE TO PUBLIC              UNDERWRITING                PROCEEDS TO
                                          PUBLIC            DISCOUNTS AND COMMISSION      SELLING SHAREHOLDERS
--------------------------------------------------------------------------------------------------------------
PER SHARE.....................
TOTAL.........................        SEE TEXT ABOVE             SEE TEXT ABOVE              SEE TEXT ABOVE
==============================================================================================================


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


              The date of this Prospectus is February ______, 1999

                                TABLE OF CONTENTS


                                                                                 PAGE
                                                                                 ----
ADDITIONAL INFORMATION AVAILABLE TO YOU..........................................____
INFORMATION INCORPORATED BY REFERENCE............................................____
THE COMPANY......................................................................____
RISK FACTORS.....................................................................____
USE OF PROCEEDS..................................................................____
ISSUANCE OF COMMON STOCK TO SELLING SHAREHOLDERS.................................____
PLAN OF DISTRIBUTION.............................................................____
SELLING SHAREHOLDERS.............................................................____
LEGAL MATTERS....................................................................____
EXPERTS..........................................................................____

     We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

                     ADDITIONAL INFORMATION AVAILABLE TO YOU

     This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file the annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the SEC: Seven World Trade Center, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. You can obtain copies from the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. The Company's latest annual report and quarterly reports can also be accessed through our Internet World Wide Web site at "http:\\www.homecom.com." Our common stock is quoted on The Nasdaq SmallCap Market(TM). Reports, proxy and information statements and other information concerning HomeCom Communications, Inc. may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling shareholders have sold all the shares.

     The following documents filed with the SEC are incorporated by reference in this prospectus:

     1. Our Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 0-26822).

     2. Our definitive Proxy Statement dated February 11, 1999, filed in connection with our February 26, 1999, Special Meeting of Shareholders.

     3. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 (File No. 0-26822).

     4. Our Current Reports on Form 8-K, filed with the SEC on November 18, 1998, June 25, 1998, and April 28, 1998, (File No. 0-26822).

     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any requests for documents to Corporate Communications and Investor Relations, HomeCom Communications, Inc., Building 14, Suite 100, 3535 Piedmont Road, Atlanta, Georgia 30305, telephone (404) 237-4646.

                                   THE COMPANY

     HomeCom Communications, Inc. develops and markets specialized software applications and products and provides services that enable businesses to use the Internet and Intranets to obtain and communicate important business information, conduct commercial transactions and improve business productivity. HomeCom provides Internet/Intranet solutions in two areas: (i) customized software applications design, development and integration, including World Wide Web site development; and (ii) security consulting and integration services.

     HomeCom was incorporated on December 2, 1994, under the laws of Delaware. Our principal executive offices are located at Building 14, Suite 100, 3535 Piedmont Road, Atlanta, Georgia 30305 and our telephone number is (404) 237-4646. As used in this prospectus, the "Company" and "HomeCom" refer to HomeCom Communications, Inc., a Delaware corporation, and its wholly owned subsidiaries.

                               RECENT DEVELOPMENTS

     On February 4, 1999, we announced unaudited results for the year ended December 31, 1998, which included revenues of approximately $3.3 million and a net loss of approximately $1.1 million or $0.42 per share.


                                  RISK FACTORS

        LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT; CONTINUING LOSSES

     HomeCom was incorporated in December 1994, and commenced sales in January 1995. Therefore, we have a limited operating history. Our prospects are subject to the risks, expenses, and uncertainties frequently encountered by young companies that operate exclusively in the new and evolving markets for Internet products and services. Successfully achieving our growth plan depends upon, among other things:

     -    Our ability to attract, retain, and motivate qualified persons;
     -    Our ability to upgrade and commercialize products and services;
     - Our ability to effectively integrate the technology and operations of businesses or technologies we have acquired; and
     - Our development or acquisition of services or products equal or superior to those of our competitors.

     We may not be successful in implementing our growth plans.

INCREASES IN OPERATING EXPENSES; ANTICIPATED LOSSES

     The Report of Independent Accountants of the Company, dated as of March 13, 1998, included an explanatory paragraph relating to the uncertainty of the Company's ability to continue as going concern.

     As of December 31, 1998, we had an accumulated deficit of approximately $6.6 million. Because of our limited operating history and the uncertain nature of the rapidly changing markets we serve, we believe the prediction of future results of operations is difficult or impossible. In addition, we believe that period-to-period comparisons of our operating results are not meaningful. You should not rely on the results for any periods as an indication of future performance. We currently expect that our operating expenses will continue to increase significantly as we expand our sales and marketing operations, continue to develop and extend the HomeCom brand, fund greater levels of product development, and acquire complementary business and technologies. As a result, we may experience significant losses on a quarterly and annual basis. If we cannot generate sufficient revenues to offset our operating expenses, our business and operating results will continue to be materially adversely effected.

                       WE WILL NEED ADDITIONAL CAPITAL TO
                   FINANCE OUR GROWTH AND CAPITAL REQUIREMENTS

     We expect to continue to incur substantial operating losses and will continue to use substantial sums of cash in our operations for an indefinite period of time. We may also need to spend significant amounts of cash to

     -    fund growth, operating losses, and increases in expenses;
     - take advantage of unanticipated opportunities such as major strategic alliance or other special marketing opportunities, acquisitions of complementary businesses or assets, or the development of new products; or
     - otherwise respond to unanticipated developments or competitive pressures.

     If we exhaust our current sources of capital and are not able to obtain additional capital, we will be required to undertake steps to continue our operations. Such steps may include immediate reduction of our operating costs and other expenditures, including potential reductions of personnel and suspension of salary increases and capital expenditures. If such measures are still not sufficient, we may elect to implement other cost reduction actions. Any such actions undertaken may limit our opportunities to realize continued increases in sales and may not be able to reduce our costs and amounts sufficient to achieve break-even or profitable returns. If we exhaust our sources of capital and, subsequently, cost reduction measures are not sufficient to allow us to achieve break-even or profitable returns, we may be forced to seek protection from our creditors.

         WE CANNOT ASSURE YOU THAT WE WILL EFFECTIVELY MANAGE OUR GROWTH

     Our growth has in the past placed, and may in the future place, a significant strain on our business resources. In order to effectively manage our operations, we must continue to implement and approve our operational, financial, and management information systems and identify, attract, train, integrate, and retain qualified personnel. These demands will require us to add new management personnel and develop additional expertise. In addition, in order for us to successfully integrate newly acquired assets and continue to implement our strategy, we must:

     -    closely monitor service quality;
     -    identify and acquire physical sites;
     - acquire and install necessary equipment and telecommunications facilities;
     -    implement marketing efforts in new and existing markets;
     -    employ qualified personnel to provide technical and marketing support;
          and
     - continue to expand our managerial operation of financial resources to support development.

                PRICE EROSION; CONTINUING DECLINE IN OUR MARGINS

     The market for Internet and Intranet products and services is highly competitive and is characterized by significant pressures to reduce prices, incorporate new capabilities, and accelerate completion schedules. This increase in competition has resulted in significant price competition which in turn has resulted in significant reductions in the average selling price of many of our products and services, including our web site development and hosting services. We have not been able to offset the effects of price reductions through an increase in the number of our customers, higher revenue from enhanced services, or cost reductions, and we expect that our margins may continue to decline.

                               INTENSE COMPETITION

         The market for Internet products and services is highly competitive. There are no substantial barriers to entry in these markets, and we expect that competition will continue to intensify. Negative competitive developments could have material adverse effects on our business and on the trading price of our stock.

MULTIPLE PROVIDERS OF COMPETITIVE SERVICES

     We compete with many other companies that have longer operating histories, longer customer relationships, and substantially greater financial, management, technical development, sales, marketing, and other resources. Many nationally known companies and regional local companies across the country are involved in Internet and Intranet applications, including the development and support of web sites and Internet applications, and the number of these companies is increasing. The companies that offer competitive products or services, include, among others:

     -    Web site service boutique firms;
     -    communications, telephone and telecommunication companies;
     -    computer hardware and software companies;
     -    established online service companies;
     -    advertising agencies;
     -    direct access Internet and Internet-services and access providers;
     -    specialized integrated marketing communications firms; and
     - internal information technologies departments of prospective and current customers.

                        DEPENDENCE ON CONTINUED GROWTH IN
                    USE OF THE INTERNET: TECHNOLOGICAL CHANGE

     Our future success is dependent upon continued growth in the use of the Internet and the Web. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including lack of acceptable security technologies, potentially inadequate development of the necessary infrastructure, or timely development and commercialization of performance improvements. To the extent that the Internet continues to experience significant growth in the number of users and level of services, the Internet infrastructure may not be able to support demands placed upon it by such growth and the performance reliability of the Web may be adversely affected.

     The market for Internet products and services is characterized by rapid technological developments, evolving industry standards and customer demands and frequent new product introductions and enhancements. Failure to effectively adapt to technological developments could adversely affect our business, operating results, and financial condition.

                            VOLATILITY OF STOCK PRICE

     The trading price of our shares has been, and may continue to be, subject to wide fluctuations. During 1998, the closing sale prices of the Company's common stock on the Nasdaq SmallCap Market(TM) ranged from $1.13 to $18.25. The stock price may fluctuate in response to a number of events and factors such as quarterly variations and operating results, announcements of technological innovations or new products and media products by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors view as comparable, and news reports related to trends in our markets. In addition, the stock market in general and the market prices for Internet-related companies in particular have experienced extreme volatility and often have been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of the stock regardless of our operating performance.

         MANAGEMENT OF POTENTIAL GROWTH AND INTEGRATION OF ACQUISITIONS

     Our growth has placed a significant strain on our managerial, operational and financial resources. To manage our growth, we must continue to implement and improve our operational and financial systems and to expand, train, and manage our employee base. Our systems, procedures, or controls may not be adequate to support our operations. Our management may not be able to achieve the rapid execution necessary to support our market opportunity. Our ability to effectively manage growth could have a material adverse effect on our business, operating results, or financial condition.

     As part of our business strategy, we have completed several acquisitions and expect to enter into additional business combinations. Our proposed acquisition of the FIMI Companies is expected to close in March of 1999. See "Issuance of Common Stock to Selling Shareholders." We recently signed a non-binding letter of intent to acquire the stock of Ganymede Corporation which is engaged in web site development. The consummation of this acquisition is subject to a number conditions, including the results of satisfactory due diligence by us and approval by the Ganymede Corporation's shareholders.

     Acquisition transactions are accompanied by a number of risks, including:

     - the difficulty of assimilating the operations and personnel of the acquired companies;
     - the potential disruption of our ongoing business and distraction of management;
     - the difficulty of incorporating acquired technology or content and rights into our product and service offerings;
     - the failure to successfully develop and acquire in process technology which could result in the impairments of amounts capitalized as intangible assets;
     -    unanticipated expenses relating to technology integration;
     - the maintenance of uniform standards, controls, procedures, and policies;
     - the impairment of relationships with employees and customers as a result of any integration or management changes; and
     -    the potential unknown liabilities associated with acquired businesses.

We may not be successful in addressing these risks or any other problems encountered in connection with such acquisitions.

                           DEPENDENCE ON KEY PERSONNEL

     We are substantially dependent upon the continued services of our senior management for our success. The loss of a member of senior management could have a serious negative impact upon our business and operating results. We can provide no assurances that we will be able to retain our senior management or other key personnel. Although we have entered into employment agreements with each of executive officers that contain non-competition and nondisclosure provisions, our ability to benefit from them is uncertain because such provisions are typically limited to geographic scope and time. In addition, such restrictions may not effectively prohibit competition due to the global nature of the Internet.

                               LENGTHY SALES CYCLE

     Our development and implementation of interactive web sites and Intranet software applications involves a lengthy sales cycle. Extensive web sites, development or licensing of the Company's products may also involve substantial commitment of capital by potential customers as well as the attendant delays frequently associated with approving larger capital expenditures and reviewing new technologies that affect key operations. If our average sales cycle continues to lengthen, we will face increased costs, potentially lower profit margins and a potential inability to achieve our target and sales goals.

                                 RISK OF DEFECTS

     Web site services and other services based on software and computing systems frequently encounter development and completion delays and the underlying software may contain undetected errors or failures when introduced, and in the case of web sites when the volume of traffic on the site increases. In addition, there can be no assurance that errors found in the software, underlying web site, or other project will not result in delays in completion, commercial release for acceptance of such web site, or other project. In addition, we may incur unanticipated additional costs in order to cure any defect or otherwise be obligated to refund money paid to us or pay for damages caused by any delay or defect. Applications or products developed by us may contain undetected errors or failures when first introduced. If software errors are discovered after introduction, we could experience delays and lost revenues during the period required to correct these errors. There can be no assurance that, despite our efforts to protect ourselves from the contrary, errors will not be found in new applications, products, or releases after the commencement of installation or shipment. These problems can result in loss or in delay by us of necessary revenues to continue operations.

                                 SECURITY RISKS

     Our software and equipment are vulnerable to computer viruses or similar disruptive problems caused by customers or other Internet uses. Computer viruses or problems caused by third parties, such as hackers, could lead to interruptions, delays, or termination of service to our customers. Third parties could also potentially jeopardize security of confidential information stored in our computer systems or our customers' computer systems by their inappropriate use of the Internet which could cause losses to us and to our customers. Inappropriate use of the Internet includes attempting to gain unauthorized access to information or systems, commonly known as "cracking" or "hacking." Although we intend to continue to implement security measures to prevent this, "hackers" have circumvented such measures in the past, and may be able to circumvent our security measures or the security measures of third-parties in the future. To alleviate problems caused by computer viruses or inappropriate security breaches, we may have to interrupt, delay, or cease service to our customers, which could have a material adverse effect on our business, financial condition, or the results of operations. Further, until more comprehensive technologies are developed, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet service industry in general and our customer base and revenue in particular.
We do not have errors and omissions, product liability, or other insurance to protect against risks caused by computer viruses or other misuse of software or equipment by third parties. Although we attempt to limit our liability to customers of these types of risks through contractual provisions, there can be no assurance that these provisions will be enforceable.

                     WE MAY NOT BE SUCCESSFUL IN PROTECTING
                    OUR PROPRIETARY RIGHTS OR AVOIDING CLAIMS
               THAT WE INFRINGED THE PROPRIETARY RIGHTS OF OTHERS

     Our success depends in part upon our software and related documentation. We principally rely on copyright, trade secret, confidentiality procedures, and contract laws to protect our proprietary technology. We cannot be certain that we have taken adequate steps to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technologies. We have a registered service mark for our logo and have applied for federal registration of the names "HomeCom", "Post On the Fly(TM)", and "Personal Internet Banker(TM)". In distributing our software products, we rely primarily on "shrink wrap" licenses that are not signed by licensees and may be unenforceable under the laws of certain jurisdictions. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States. Although we do not believe that the software or trademarks we use or any of the other elements of our business infringe on the proprietary rights of any third parties, third parties may assert such claims against us in the future and such claims may be successful. We could incur substantial costs and diversion of management resources in the defense of any claims relating to proprietary rights, which could materially adversely affect our business, financial condition, and results of operations. Parties making such claims could secure a judgment awarding substantial damages as well as injunctive or other equitable relief that could effectively block our ability to license our products in the United States or abroad. A judgment could have a material adverse effect on our business, financial condition, and results of operations if a third party asserts a claim related to proprietary technology or information against us, we may seek licenses to the intellectual property from the third party. In addition, as a web site developer, we face potential liability for the actions of customers and others using their services. Any position of such liability could have a material adverse effect on us. We cannot be certain however that third-parties will extend licenses to us under commercially reasonable terms or at all. If we fail to obtain the necessary licenses or other rights, such failure could materially adversely affect our business financial condition and results of operation.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of this Offering, we will have 6,339,571 shares of common stock outstanding and will have outstanding options to purchase an additional 573,360 shares of common stock pursuant to the Company's stock option plans at a weighted average exercise price of $4.21 per share. We will also have outstanding warrants to acquire an aggregate of 525,000 shares at a weighted average exercise price of $8.02 per share. Of the 6,399,571 shares outstanding after this Offering, 3,622,435 shares (including the 626,087 shares assumed to be sold in this Offering) will be freely tradable without restriction (except those shares issued the Selling Shareholders which are subject to certain resale limitations as described in the Merger Agreement) or further registration under the Securities Act unless they are purchased by affiliates of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 2,777,136 outstanding shares of common stock may be sold in the public market only if registered or pursuant to an exemption from registration such as Rule 144 or Rule 144K (promulgated under the Securities Act). In addition, on July 31, 1998, we filed a Registration Statement on Form S-8 under the Securities Act for purpose registering the potential sale of 300,000 shares reserved for issuance under our stock option plan (of which options to purchase 573,360 shares are outstanding) and the 150,000 shares reserved for issuance under the Company's stock purchase plan (of which 6,531 shares have been issued at a weighted average price of $2.19 per share). After the effective date of that registration statement, except for shares held by affiliates of the Company, shares purchased pursuant to this stock option and purchase plans generally will be available for resale in the public market.

                          SENIORITY OF PREFERRED STOCK;
                   STAGGERED BOARD; POSSIBLE TAKEOVER EFFECTS

     The Board of Directors has authority to issue up to 10,000,000 shares of preferred stock and to fix the rights, preferences, privilege and restrictions (including voting rights) of the preferred stock without further voter action by our shareholders. The rights of holders of common stock may be adversely affected by the rights of holders of any preferred stock that may be issued in the future. The issuance of additional shares of preferred stock could make it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Our Restated Certificate of Incorporation provides that our board be divided into three classes of directors with each class serving a staggered three year term. The division of the Board of Directors into three classes may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain incumbency of the present board of directors.

                 LIMITATION OF DIRECTORS AND OFFICER'S LIABILITY

     Our restated Certificate of Incorporation provides that our directors shall have no personal liability for certain breaches of their fiduciary duties to the Companies. In addition, our Restated Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. These limitations on personal liability do not apply to liabilities under the federal securities laws. However these provisions may reduce the likelihood of derivative litigation against directors and officers and may discourage stockholders from bringing a lawsuit against directors and officers for a breach of their fiduciary duties.

                  GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

     There are currently few laws or regulations directly applicable to access to or commerce on the Internet. Due to the increased popularity and the use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, defamation, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement. Such legislation could expose us to substantial liability. Such legislation could also dampen the growth in use of the web, decrease the acceptance of the web as a communications and commercial medium, or require us to incur significant expense in complying with any new regulations. Other nations, including Germany, have taken actions to restrict the free flow of material considered to be objectionable on the web. The European Union has recently adapted privacy and copyright directives that may impose additional burdens and costs on our international operations. In addition, several telecommunication carriers, including America's Carriers Telecommunications Association, are seeking to have telecommunications over the web regulated by the FCC in the same manner as other telecommunication services. Because the growing popularity and use of the web has burdened the existing telecommunications infrastructure, many areas with high web use have begun to experience interruptions in phone service. Local telephone carriers, such as Pacific Bell, have petitioned the FCC to regulate ISP's and OSP's and impose access fees. Increased regulation, or the imposition of access fees, could substantially increase the cost of communicating on the web and potentially decrease the demand for our products. A number of proposals have been made at the federal, state, and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect our opportunity to derive financial benefit from such activities. Also, Congress recently passed, and the President has signed into law, the Digital Millennium Copyright Act, which is intended to reduce the liability of online service providers for listing or linking to third party web sites that include materials that infringe copyrights or rights of others. Congress also recently passed, and the President has signed into law, the Children's Online Protection Act and Children's Online Privacy Act, which will restrict the distribution of certain materials deemed harmful to children and to impose additional restrictions on the ability of online services to collect user information from minors. We are currently reviewing this legislation and cannot currently predict the effect, if any, it will have on our business. There can be no assurance that such legislation will not impose significant additional costs in our business or subject us to additional liabilities. In addition a number of other countries are considering additional regulation. In addition, the applicability to the Internet of existing laws governing issues such as property ownership, copyright, defamation, obscenity, and personal privacy is uncertain. We may be subject to claims that our services violate such laws. Any new legislation or regulation in the United States or abroad where the application of existing laws and regulations to the Internet could have a material adverse effect on our business, operating results and financial condition. Due to the global nature of the web, it is possible that the governments of other states and foreign counties may attempt to regulate our transmission or prosecute us for violations of their laws. We might unintentionally violate such laws. Such laws may be modified, or new laws enacted, in the future. Any such developments could have a material adverse effect on our business, results of operations, and financial condition.

                      LIABILITY FOR THE COMPANY'S SERVICES

     We host a wide variety of information, communications, and commerce services that enable individuals and corporations to exchange information, conduct business, and engage in various online activities. The law relating to the liability of providers of these services for activities of their users is currently unsettled. Claims could be made against us for defamation, negligence, copyright or trademark infringement, personal injury, or other theories based on the nature and content of information that may be posted by our users.

               POTENTIAL COMMERCE-RELATED LIABILITIES AND EXPENSES

     In connection with our acquisition of the FIMI Companies, we intend to offer insurance and securities products through the Internet. These activities will expose us to a number of additional risks and uncertainties, including:

     - potential liabilities for wrongful or illegal activities that may be conducted in connection with the sale of securities and insurance products;
     -    consumer fraud and false or deceptive advertising or sales practices;
     -    breach of contract claims related to the sales of such products;
     - claims that materials included in such sites infringe on third-party patents, copyrights, trademarks or other intellectual property rights or are libelous, defamatory, and breach third-party confidentiality or privacy rights; and
     - claims relating to any failure to appropriately collect or remit sales or other taxes arising from commerce transactions that may be brought by customers as a result of losses resulting from any down time or other performance failures in our services.

Although we maintain liability insurance, insurance may not cover these claims or may not be adequate. Even to the extent such claims did not result in material liability, investigation defending such claims is expensive.

                           FAILURE TO OBTAIN YEAR 2000
                    COMPLIANCE MAY HAVE ADVERSE EFFECTS ON US

YEAR 2000 READINESS

     Many existing computer programs were originally designed to use only two digits to identify a year in date fields. As a result, date-sensitive software applications may recognize a date using "00" as the year 1900 rather than the year 2000. If not corrected, these applications could fail or produce erroneous results when working with dates in the year 2000 and beyond. If not properly addressed, Year 2000 issue could have a material effect on our financial position and future operating results. We primarily rely on industry standard operating systems and applications for our internal systems rather than proprietary software, and based on review of significant internal programs and systems, we have determined that they are substantially Year 2000 compliant. In addition, we are seeking confirmation from out primary telecommunications service providers that they are developing and implementing plans to become Year 2000 compliant. Information we have received so far has indicated that they are in the process of implementing remediation procedures to ensure that their computer systems, services, or products are Year 2000 compliant by December 31, 1999. However, we have not undertaken an in-depth evaluation of these providers in relation to the Year 2000 issue. In addition, we cannot predict whether or not all of these vendors' programs will be successful. To the extent that these vendors fail to resolve any Year 2000 issues on a timely basis or in a manner that is compatible with our systems, that failure could have a material adverse effect on our financial position and future operating results. We are using internal resources to identify and correct our systems for Year 2000 compliance, and we expect any incremental costs associated with addressing this issue to be minimal. We do not believe that the costs of addressing Year 2000 issues will be material to our future operating results or financial position.

                     MANAGEMENT AND CERTAIN STOCKHOLDERS CAN
                   EXERCISE SIGNIFICANT INFLUENCE OVER HOMECOM

     Based upon stock ownership as of February 23, 1999, our executive officers, directors, and 5% stockholders and their affiliates own an aggregate of 30% of our outstanding shares. Upon consummation of our acquisition of the FIMI Companies, our executive officers, directors, and 5% stockholders will own an aggregate of 43% of our outstanding shares. As a result, such person acting together will have the ability to control all matters submitted to shareholders of the Company for approval (including the election and removal of directors and any merger, consolidation, or sale of all or substantially all of the our assets) and to control the management and affairs of the Company.

           NEW INVESTORS WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION

     Shares purchased in this Offering may incur immediate and substantial dilution. To the extent that currently outstanding options and warrants are exercised or converted, there will be further dilution in your shares. Accordingly, such concentration of ownership may have the effect of delaying or preventing a change in control of the Company, impede a merger, consolidation, or takeover or other business combination involving the Company, or discourage a potential acquiror from attempting to obtain control of the Company. This concentration of control could also have an adverse effect on the market price of our shares.

                         NASDAQ MAINTENANCE REQUIREMENTS

     Under the currently effective criteria for continued listing of securities on the Nasdaq SmallCap Market(TM), a company must maintain $2,000,000 in net tangible assets, a minimum bid price of $1.00, and a public float of at least $1,000,000. In the event that we are unable to maintain the standards for continued listing, our shares could be subject to delisting from the Nasdaq SmallCap Market(TM). Trading, if any, in our shares would thereafter be conducted in the over-the-counter market on the OTC Bulletin Board established for securities that do not meet the Nasdaq SmallCap Market(TM) listing requirements or in what are commonly referred to as the "pink sheets." As a result, investors may find it more difficult to dispose of or to obtain accurate quotations as to the price of the Stock.

                     RISK OF LOW PRICED STOCKS; PENNY STOCKS

     In the event that we are unable to satisfy the maintenance requirements for the Nasdaq SmallCap Market(TM) and the bid price of our shares falls below $5.00 per share, trading would be conducted in the "pink sheets" or the OTC Bulletin Board. In the absence of the Shares being quoted in Nasdaq, or listed on an exchange, trading in the Common Shares would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), if our Common Stock is a "penny stock." Under such rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors (generally defined as investors with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with a spouse) must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

     The SEC has adopted regulations that generally defined a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on the Nasdaq Stock Market(TM), and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuers has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock of a disclosure schedule explaining the penny stock market and the risks associated therewith. Consequently, such delisting, if it were to occur, could materially adversely affect the ability of broker-dealers to sell our shares and the ability of purchasers in this Offering to sell their shares in the secondary market.

                                 USE OF PROCEEDS

     The proceeds from the sale of the common stock offered pursuant to this Prospectus (the "Shares") are solely for the account of the selling shareholders. Accordingly, the Company will not receive any proceeds from the sale of the Shares from the selling shareholders.

                ISSUANCE OF COMMON STOCK TO SELLING SHAREHOLDERS

     Pursuant to an Agreement and Plan of Merger (the "Merger Agreements") among the Company, ATF, FIMI, and wholly-owned subsidiaries of the Company (the "Subs"), the Company will issue at closing an aggregate of 1,252,174 shares of the Company's common stock (the "Share Issuance") to the three shareholders of FIMI Securities, Inc., ("FIMI") and All Thing Financial, Inc. ("ATF"). Under the terms of the Merger Agreement, FIMI and ATF will merge with and into the Subs and become wholly-owned subsidiaries of the Company (the "Merger"). Immediately following the closing of the Merger, First Institutional Marketing, Inc. ("First Institutional") and Premier Financial Services, Inc. ("Premier") which are also owned by these three shareholders will merge with and into FIMI (the "FIMI
Merger"). On        , 1999, at a special meeting of our shareholders, the
shareholders of the Company approved the Merger and the Share Issuance. The closing of the Merger is subject to the satisfaction of a number of conditions, including the effectiveness of this registration statement with the SEC.

                              PLAN OF DISTRIBUTION

     Shares of common stock covered hereby may be offered and sold from time to time by the selling shareholders. The selling shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the Shares being offered hereby: (i) on The Nasdaq SmallCap Market(TM), or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or (ii) in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling shareholders and any underwriter, dealer or agent who participate in the distribution of such shares may be deemed to be "underwriters" under the Securities Act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act. The Company has agreed to indemnify the selling shareholders against certain liabilities arising under the Securities Act.

     Any broker-dealer participating in such transactions as agent may receive commissions from the selling shareholders (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling shareholders. Broker-dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling shareholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

     The Company has advised the selling shareholders that the anti-manipulation rules under the Exchange Act may apply to sales of Shares in the market and to the activities of the selling shareholders and their affiliates. The selling shareholders have advised the Company that during such time as the selling shareholders may be engaged in the attempt to sell shares registered hereunder, they will: (i) not engage in any stabilization activity in connection with any of the Company's securities; (ii) not bid for or purchase any of the Company's securities or any rights to acquire the Company's securities, or attempt to induce any person to purchase any of the Company's securities or rights to acquire the Company's securities other than as permitted under the Exchange Act;
(iii) not effect any sale or distribution of the Shares until after the prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof; and (iv) effect all sales of Shares in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transaction where no broker or other third party (other than the purchaser) is involved.

     The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

     In order to comply with the securities laws of certain states, if applicable, the Company's common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the common stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Company has agreed to use its best efforts to maintain the effectiveness of this Registration Statement with respect to the shares of common stock offered hereunder by the selling shareholders until the earlier of the sale of such shares or two years from the date of this Prospectus. No sales may be made pursuant to this prospectus after such date unless the Company amends or supplements this prospectus to indicate that it has agreed to extend such period of effectiveness. There can be no assurance that the selling shareholders will sell all or any of the shares of common stock offered hereunder.

                              SELLING SHAREHOLDERS

     All of the Shares registered for sale pursuant to this Prospectus will be owned immediately after registration by the Selling Shareholders as the former shareholders of FIMI, ATF, First Institutional, and Premier and all of the shares offered by the Selling Shareholders were acquired in connection with the Merger and the FIMI Merger respectively. Such shares amount to approximately 20% of the Company's outstanding capitalization as of the date of this Prospectus. The Selling Shareholders are employees and senior officers and directors of FIMI, ATF, First Institutional, and Premier and the Company.

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's common stock as of February 23, 1999 by each selling shareholder. The following table assumes that the selling shareholders sell all of the Shares registered for sale under this Prospectus. The Company is unable to determine the exact number of Shares that actually will be sold.

                                    SHARES BENEFICIALLY OWNED                                         SHARES BENEFICIALLY OWNED
                                   PRIOR TO THE OFFERING(1)(2)                SHARES                   AFTER THE OFFERING(1)(2)
                                 ------------------------------           OFFERED BY THIS            ------------------------------
 SELLING SHAREHOLDERS            SHARES             PERCENT (3)             PROSPECTUS                 SHARES           PERCENT (3)
----------------------           ------             -----------           ---------------            ----------         -----------
Daniel A. Delity                 737,840              11.5%                   368,920                  368,920              5.8%
James Wm. Ellsworth              162,917               2.5                     81,458                   81,458              1.3
David B. Frank                   351,417               5.5                    175,709                  175,709              2.7


(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of February 23, 1999, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2) Assumes the Selling Shareholders receive the 1,252,174 shares to be issued at the closing of the FIMI Merger.

(3) Assumes that 6,379,591 shares are outstanding.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon by Sims Moss Kline & Davis LLP, Atlanta, Georgia, counsel to the Company.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in
Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The Registrant will bear no expenses in connection with any sale or other distribution by the selling shareholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee and the NASD listing fee.

        SEC registration fee                                   $   886.57
        Legal fees and expenses                                 15,000.00
        Accounting fees and expenses                            10,000.00
        NASD listing fee                                         7,500.00
        Miscellaneous expenses                                   1,000.00
        Total                                                  $34,386.57


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law (the "DGCL") permits a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of duty of care or other duty as a director, provided that no provision shall eliminate or limit the liability of a director: (A) for an appropriation, in violation of his duties, of any business opportunity of the corporation; (B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for unlawful corporate distributions; or (D) for any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Delaware corporate law (and not for violation of other laws, such as the federal securities laws). The Company's Restated Certificate of Incorporation (the "Restated Certificate") exonerates the Company's directors from monetary liability to the extent permitted by this statutory provision.

     The Company's Restated Certificate of Incorporation and Restated Bylaws (the "Restated Bylaws") also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the DGCL.

     Notwithstanding any provisions of the Company's Restated Certificate of Incorporation and Restated Bylaws to the contrary, the DGCL provides that the Company shall not indemnify a director or officer for any liability incurred in a proceeding in which the director is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company: (1) for any appropriation, in violation of his duties, of any business opportunity of the Company; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for unlawful corporate distributions; or (4) for any transaction from which the director or officer received an improper personal benefit.

ITEM 16.  EXHIBITS.

  EXHIBITS.
 -------------
      5.1             Opinion of Sims Moss Kline & Davis LLP
     23.1             Consent of PricewaterhouseCoopers LLP, Independent Accountants
     23.2             Consent of Sims Moss Kline & Davis LLP (included in Exhibit 5.1)
     24.1             Power of Attorney (see page II-3)



ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, HomeCom Communications, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 25, 1999.

                                                HOMECOM COMMUNICATIONS, INC.



                                                By:  /s/ Harvey W. Sax
                                                     -----------------
                                                      HARVEY W. SAX
                                                      Chairman and Chief
                                                      Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Harvey W. Sax and Norman H. Smith, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                                         TITLE                                           DATE

/s/  Harvey W. Sax                      President, Chief Executive Officer and Director                  February 25, 1999
----------------------------            (Principal Executive Officer)
HARVEY W. SAX

/s/  Nat Stricklen                                                                                        February 25, 1999
----------------------------
NAT STRICKLEN                           Executive Vice President and Director

/s/  Krishan Puri                                                                                         February 25, 1999
----------------------------
KRISHAN PURI                            Executive Vice President and Director

/s/  Gia Bokuchava, Ph.D.                                                                                 February 25, 1999
----------------------------
GIA BOKUCHAVA, PH.D.                    Chief Technical Officer and Director

/s/  Roger Nebel                                                                                          February 25, 1999
----------------------------
ROGER NEBEL                             Vice President and Director

/s/  Norman H. Smith                                                                                      February 25, 1999
----------------------------
NORMAN H. SMITH                         Chief Financial Officer

/s/  Gregory Abowd                                                                                        February 25, 1999
----------------------------
GREGORY ABOWD                           Director

/s/  Claude Thomas                                                                                        February 25, 1999
----------------------------
CLAUDE THOMAS                           Director

                                 INDEX TO EXHIBITS


  EXHIBIT NUMBER                      DESCRIPTION
  --------------                      -----------

        5.1             Opinion of Sims Moss Kline & Davis LLP

       23.1             Consent of PricewaterhouseCoopers LLP, Independent Accountants

       23.2             Consent of Sims Moss Kline & Davis LLP (included in Exhibit 5.1)

       24.1             Power of Attorney (see page II-3)
